EXHIBIT 99.1

Stock Yards Bancorp Reports Record 2022 Earnings and Strong Fourth Quarter Earnings of $29.8 Million or $1.01 Per Diluted Share

Results Highlighted by Continued Strong Organic Loan Growth and Net Interest Margin Expansion

LOUISVILLE, Ky., Jan. 25, 2023 (GLOBE NEWSWIRE) -- Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in Louisville, central, eastern and northern Kentucky, as well as the Indianapolis, Indiana and Cincinnati, Ohio metropolitan markets, today reported record earnings for the fourth quarter ended December 31, 2022, of $29.8 million, or $1.01 per diluted share. This compares to net income of $24.6 million, or $0.92 per diluted share, for the fourth quarter of 2021. Organic loan growth across all markets and expanded net interest margin (NIM) contributed to strong fourth quarter 2022 operating results.

(dollar amounts in thousands, except per share data)	4Q22	3Q22	4Q21
Net income	$29,817	$28,455	$24,589
Net income per share, diluted	1.01	0.97	0.92

Net interest income	$65,263	$62,376	$46,182
Provision for credit loss expense(6)	3,375	4,803	(1,900)
Non-interest income	23,142	24,864	18,604
Non-interest expenses	45,946	44,873	34,572

Net interest margin	3.64%	3.46%	3.07%
Efficiency ratio(4)	51.85%	51.30%	53.24%
Tangible common equity to tangible assets(1)	7.44%	6.78%	8.22%
Annualized return on average equity(7)	15.99%	14.85%	14.60%
Annualized return on average assets(7)	1.56%	1.47%	1.52%

“We delivered excellent fourth quarter and full year 2022 results, highlighted by strong loan growth, NIM expansion and improving capital levels since our merger earlier this past year,” said James A. (Ja) Hillebrand, Chairman and Chief Executive Officer. “Strong fourth quarter net loan growth (excluding PPP loans) of $134 million was well diversified within loan categories and across all of our markets. While we generated the strongest annual organic loan growth year in our history, we anticipate overall growth moderating towards historical averages in 2023. On the linked quarter, total deposits declined $110 million, primarily due to the contraction in non-interest bearing demand deposit balances. While we are not seeing fallout within our customer base, we anticipate deposit pricing to be a challenge to future NIM expansion.”

“Non-interest income for the fourth quarter aligned with the prior quarter, and significantly exceeded the same period of the prior year. Solid wealth management and trust fees along with record treasury management and card income served to cap off a strong fee income year for us,” continued Hillebrand. “Similar to the prior quarter, we executed several cost saving measures related to our first quarter Commonwealth Bancshares acquisition and disposed of certain overlapping properties, resulting in a non-recurring pre-tax gain of $1.3 million. Additionally, we sold our interest in an investment advisor subsidiary that we acquired from Commonwealth, resulting in a non-recurring pre-tax loss of $870,000. This line of business was not within our geographic footprint and did not ultimately align with our long-term strategic model.”

At December 31, 2022, the Company had $7.50 billion in assets, $5.21 billion in loans and $6.39 billion in total deposits. The Company’s combined enterprise, which encompasses 73 branch offices across three contiguous states, will continue to benefit from a diversified geographic footprint and provide significant growth opportunities in both the banking and wealth management arenas.

Key factors contributing to the fourth quarter of 2022 results included:

  Total loans, excluding PPP loans, grew $134 million, or 3%, on a linked quarter basis. Total loan production remained strong for the fourth consecutive quarter.
  Deposit balances declined $110 million, or 2%, on a linked quarter basis, as non-interest bearing demand deposit balances contracted $250 million offset by increases in interest bearing demand deposits.
  Net interest income increased $19.1 million, or 41%, for the fourth quarter of 2022 compared to the fourth quarter a year ago, consistent with the $1.14 billion, or 19%, increase in average earning assets and the increase in spread. Higher loan yields and volume more than offset significantly lower fee income recognition from the declining PPP loan portfolio.
  NIM improved for the fourth consecutive quarter, increasing 18 basis points on a linked quarter basis to 3.64%.
  Current credit quality remains solid; however, consistent with strong loan growth and the increase in the projected unemployment rate forecast used in modeling, $3.4 million of net credit loss expense(6) was recorded for the fourth quarter of 2022. Included in credit loss expense for the fourth quarter of 2022 was a $1.6 million specific reserve for a commercial real estate loan.
  Non-interest income increased by $4.5 million, or 24%, over the fourth quarter of 2021, as customer expansion and recent acquisitions once again drove record quarterly card income and treasury management fees. Also, as previously mentioned, the Company disposed of certain overlapping acquired properties, resulting in a non-recurring pre-tax gain of $1.3 million.
  Net new business growth and market improvement in both the fixed income and equity markets drove linked quarter improvements in wealth management and trust income, as well as growth in assets under management.
  The Company sold its partial interest in an investment advisor subsidiary that was acquired from Commonwealth Bancshares in March of 2022, realizing a non-recurring pre-tax loss of $870,000 during the quarter.
  Total non-interest expenses remained controlled and consistent with management expectations, generating an efficiency ratio of 51.85%(4) for the fourth quarter of 2022.
  Tangible book value per share was $18.50(1) at December 31, 2022, compared to $16.98(1) at September 30, 2022, and $20.09(1) at December 31, 2021. During 2022, tangible common equity and tangible book value have been significantly impacted by the marked increase in interest rates and the related negative impact on accumulated other comprehensive income/loss, leading to a $108 million reduction in equity, primarily as a result of unrealized losses in the available for sale debt securities portfolio. These securities, which management has the ability and intent to hold to maturity, are either explicitly or implicitly guaranteed by the U.S. government, are highly rated by major rating agencies, and have a long history of no credit losses.

Highlights for the year ended December 31, 2022:

  Nine months of activity generated by the Commonwealth Bancshares merger exceeded management expectations and boosted overall operating results.
  Loans (excluding PPP) grew $1.16 billion, or 29%, over the past 12 months with $630 million of the growth attributed to the acquisition.
  Excluding the acquisition, organic loan growth totaled $529 million, or 13%, over the past 12 months.
  Inclusive of the first quarter acquisition, deposit balances grew by $604 million, or 10%, over the past 12 months. Non-interest bearing deposits and interest bearing demand deposits represented $194 million and $410 million of the growth, respectively.
  Higher loan yield expansion accompanied with a reduction in excess balance sheet liquidity led to NIM expanding 13 basis points in 2022 over 2021.
  Wealth management and trust income reached and surpassed record levels during the year, increasing $8.5 million, or 31%, over the past 12 months, with net new business more than offsetting the current market volatility.
  Customer expansion and transaction growth have led to record 2022 card and treasury management income.

Hillebrand said, “In November, we were once again nationally recognized by American Banker Magazine as one of the Best Banks to Work for in 2022. The Best Banks to Work For program identifies and honors U.S. banks for outstanding employee satisfaction. In addition, in September, we were one of 35 banks in the U.S. to be named a “Sm-All Star” in Piper Sandler’s annual list of top-performing small-cap banks. This elite annual list reflects the top 10% of the industry across a number of metrics including growth, profitability, credit quality and capital strength. We have now been named a Sm-All Star five times - 2008, 2011, 2019, 2020 and 2022. These recognitions are an honor and a testament to the dedication of our employees, who continue to work purposefully to support our communities.”

“During the fourth quarter of 2022, we published our inaugural Environmental, Social and Governance (“ESG”) Corporate Responsibility Report,” Hillebrand continued. “While ESG reporting is not mandatory, we believe it provides important information on our operations and management priorities. This report identifies ongoing practices and recent accomplishments in the areas of environmental risk and impact management, social responsibility, including diversity, equity and inclusion, and governance. We hold a strong commitment to developing and maintaining a solid ESG program, and this report allows us to give our stakeholders an even more transparent look into our best practices.”

To learn more about the Bank’s ESG efforts and view the report, please visit the ESG report tab under Resources at www.syb.com.

Results of Operations – Fourth Quarter 2022 Compared with Fourth Quarter 2021

Net interest income, the Company’s largest source of revenue, increased 41%, or $19.1 million, to $65.3 million, primarily due to average earning asset growth and rate increases. Organic growth, and to a greater extent the recent acquisitions, have boosted net interest income over the past 12 months.

  Total interest income increased by $27.6 million, or 58%, to $75.2 million.
    Interest income on loans increased $20.4 million, or 47%, over the prior year quarter. Consistent with the $1.07 billion increase in average non-PPP loans, and interest rate increases, the average quarterly yield earned on non-PPP loans increased 103 basis points over the past 12 months to 5.00%. PPP interest and fee income totaled $118,000 and $3.7 million for the fourth quarters of 2022 and 2021, respectively.
    Interest income on debt securities increased $5.5 million compared to the fourth quarter of 2021, driven by average balance growth of $687 million and significantly improved yields on recent purchases stemming from rising rates.
    Interest income on overnight funds increased $1.9 million over the prior year quarter. The FRB has increased the rate paid on reserve balances meaningfully during 2022, which has significantly benefitted interest income.
  Total interest expense increased $8.6 million to $9.9 million, as the cost of interest bearing liabilities increased 72 basis points to 0.86%.
  NIM expanded 57 basis points to 3.64% for the fourth quarter of 2022, from 3.07% for the fourth quarter a year ago, primarily due to higher loan yields and volume, which more than offset significantly lower fee income recognition from the declining PPP loan portfolio.

The Company recorded $3.4 million in provision for credit losses(6) during the fourth quarter of 2022, which included a $3.6 million provision for credit losses on loans and a $225,000 benefit to credit loss expense for off-balance sheet exposures. Significant loan growth during the quarter and the increase in the unemployment projection drove additional provision expense within the CECL allowance model. In addition, the Bank recorded a $1.6 million specific reserve for a commercial real estate loan during the fourth quarter of 2022. This was the primary driver of the increase in non-performing loans for the quarter.

Non-interest income increased $4.5 million, or 24%, to $23.1 million, with the recent acquisitions contributing significantly to revenue growth.

  Wealth management and trust income ended the fourth quarter of 2022 at $9.2 million, increasing $1.8 million, or 25%, over the fourth quarter of 2021. Net new business growth and market improvement in both fixed income and equity markets drove the linked quarter improvement in assets under management and asset-based fees.
  Card income increased $1.0 million, or 26%, over the fourth quarter of 2021, as card activity continues to benefit from generally strong spending trends and customer expansion.
  Treasury management fees increased $407,000, or 22%, driven by increased transaction volume, expanded foreign exchange income, new product sales and both organic and acquisition-related customer base expansion. Continued calling efforts and the Company’s ability to generate new fee income has been the catalyst for this growth trend.
  Mortgage banking income, which primarily consists of gain on sale of loans, net servicing income and mortgage servicing rights amortization, totaled $209,000 for the fourth quarter of 2022, down significantly compared to the fourth quarter a year ago. Overall volume in 2022 has cooled dramatically consistent with rising interest rates.
  Consistent with the third quarter of 2022, the Company disposed of certain overlapping properties acquired from the March Commonwealth acquisition, resulting in a non-recurring pre-tax gain of $1.3 million during the fourth quarter of 2022.

Non-interest expenses increased $11.4 million, or 33%, compared to the fourth quarter of 2021, to $45.9 million.

  Compensation and employee benefits expense increased $6.3 million, or 36%, primarily due to the increase in full time equivalent employees associated with the recent acquisitions. Consistent with organic and acquisition related expansion, full time equivalent employees increased to 1,040 at December 31, 2022 from 820 at December 31, 2021.
  Net occupancy and equipment expenses increased $1.2 million, or 44%, compared to the fourth quarter a year ago. In connection with the recent acquisition, a total of ten branches were added in addition to operational buildings.
  Technology and communication expenses, which includes computer software amortization, equipment depreciation and expenditures related to investments in technology needed to maintain and improve the quality of customer delivery channels, information security and internal resources, increased $791,000, or 27%, consistent with an increase in customer accounts and core system upgrades.
  Intangible amortization expense increased $1.3 million consistent with the increase in customer intangible assets related to the first quarter acquisition.
  The Company sold its partial interest in an investment adviser subsidiary that was acquired from Commonwealth Bancshares in March of 2022, realizing a non-recurring pre-tax loss of $870,000 during the quarter.
  Other non-interest expenses increased $606,000, or 25%, primarily due to increased credit card rewards expense, and fraud losses.

Financial Condition – December 31, 2022 Compared with December 31, 2021

Total assets increased $850 million, or 13%, year over year to $7.50 billion, boosted by stellar organic growth and the recent acquisition.

Total loans increased $1.04 billion year over year, or 25%, to $5.21 billion. Excluding the PPP loan portfolio, total loans increased $1.2 billion, or 29%, over the past 12 months, with approximately $630 million of the growth attributable to the first quarter acquisition.

Total investment securities have increased $438 million, or 37%, year over prior year, as the Company added $247 million in securities in the first quarter Commonwealth acquisition and deployed a significant amount of excess cash into securities during the first part of the year.

Inclusive of the Commonwealth acquisition, total deposits increased $604 million, or 10%, over the past 12 months.

Asset quality, which has trended within a narrow range over the past several years, has remained solid. During the fourth quarter of 2022, the Company recorded net loan charge-offs of $152,000, compared to $1.5 million in the fourth quarter of 2021. Non-performing loans totaled $15.1 million, or 0.29% of total loans outstanding compared to $7.4 million, or 0.18% of total loans outstanding at December 31, 2021. The ratio of allowance for credit losses to loans (excluding PPP) ended at 1.42%(2) at December 31, 2022 compared to 1.34%(2) at December 31, 2021.

At December 31, 2022, the Company continued to be “well-capitalized,” the highest regulatory capital rating for financial institutions, with all capital ratios remaining strong. Total equity to assets was 10.14%(1) and the tangible common equity ratio was 7.44%(1) at December 31, 2022, compared to 10.17%(1) and 8.22%(1) at December 31, 2021, respectively. The increase in interest rates during 2022 have led to outsized unrealized losses within the available for sale debt securities portfolio, with the decline in accumulated other comprehensive income/loss driving down the tangible common equity ratio.

In November 2022, the board of directors declared a quarterly cash dividend of $0.29 per common share. The dividend was paid December 30, 2022, to shareholders of record as of December 19, 2022.

No shares were repurchased in 2022 or 2021 and approximately 741,000 shares remain eligible for repurchase under the current buy-back plan, which expires in May 2023.

Results of Operations – Fourth Quarter 2022 Compared with Third Quarter 2022

Net interest income increased $2.9 million, or 5%, over the prior quarter to $65.3 million, led by the increase in earning assets and rising rates. NIM improved for the fourth consecutive quarter, increasing 18 basis points on a linked quarter basis to 3.64%.

The Company recorded $3.4 million in provision for credit losses(6) during the fourth quarter of 2022, which included a $3.6 million provision for credit losses on loans and a $225,000 benefit to credit loss expense for off-balance sheet exposures. Solid loan growth during the quarter and the increase in the unemployment projection drove provision expense within the CECL allowance model. In addition, the Bank recorded a $1.6 million specific reserve for a commercial real estate loan. During the third quarter of 2022, the Company recorded $4.8 million in provision for credit loss expense, which included a $4.1 million provision for credit losses on loans and a $700,000 provision for credit loss expense for off-balance sheet exposures.

Non-interest income decreased $1.7 million, or 7%, to $23.1 million on the linked quarter. As previously mentioned, the Company disposed of certain overlapping acquired properties, resulting in a non-recurring pre-tax gain of $1.3 million during the fourth quarter of 2022 compared to a $3.1 million similar gain during the third quarter of 2022. While mortgage banking income declined $494,000 on the linked quarter, card income and wealth management and trust income increased $336,000 and $69,000, respectively.

Non-interest expenses increased $1.1 million to $45.9 million led by the previously mentioned loss recorded on the disposition of the Company’s interest in an investment advisor subsidiary.

Financial Condition – December 31, 2022 Compared with September 30, 2022

Total assets decreased $58 million, or 1%, on a linked quarter basis to $7.50 billion.

Total loans (excluding PPP) increased $134 million, or 3%, on a linked quarter basis, with meaningful increases across the Commercial & Industrial, Construction & Land Development and Residential Real Estate portfolios. Total line of credit usage reached its highest level in two years, increasing to 42% as of December 31, 2022, compared to 40% as of September 30, 2022. Commercial and industrial line usage increased to 33% as of December 31, 2022, compared to 30% as of September 30, 2022.

Total deposits decreased $110 million, or 2%, on a linked quarter basis, with non-interest bearing demand deposit balances contracting $250 million. Total interest bearing deposits increased $140 million, on a linked quarter basis, led by a $203 million increase in interest bearing demand deposit accounts offset by contraction in savings, money market and time deposits.

About the Company

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $7.50 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company’s common shares trade on The NASDAQ Stock Market under the symbol “SYBT.”

This report contains forward-looking statements under the Private Securities Litigation Reform Act that involve risks and uncertainties. Although the Company’s management believes the assumptions underlying the forward-looking statements contained herein are reasonable, any of these assumptions could be inaccurate. Therefore, there can be no assurance the forward-looking statements included herein will prove to be accurate. Factors that could cause actual results to differ from those discussed in forward-looking statements include, but are not limited to: economic conditions both generally and more specifically in the markets in which the Company and its banking subsidiary operates; competition for the Company’s customers from other providers of financial services; changes in, or forecasts of, future political and economic conditions, inflation and efforts to control it; government legislation and regulation, which change and over which the Company has no control; changes in interest rates; material unforeseen changes in liquidity, results of operations, or financial condition of the Company’s customers; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, all of which are difficult to predict and many of which are beyond the control of the Company. Refer to Stock Yards’ Annual Report on Form 10-K for the year ended December 31, 2021, as well as its other filings with the SEC for a more detailed discussion of risks, uncertainties and factors that could cause actual results to differ from those discussed in the forward-looking statements.

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2022 Earnings Release
(In thousands unless otherwise noted)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Income Statement Data	2022	2021	2022	2021

Net interest income, fully tax equivalent (3)	$65,469	$46,328	$234,267	$171,508
Interest income:
Loans	$ 64,033	$ 43,671	$ 216,138	$ 164,073
Federal funds sold and interest bearing due from banks	2,173	287	6,018	645
Mortgage loans held for sale	13	74	190	249
Securities	8,931	3,476	29,306	12,109
Total interest income	75,150	47,508	251,652	177,076
Interest expense:
Deposits	9,022	1,279	16,412	5,627
Securities sold under agreements to repurchase and
other short-term borrowings	399	11	721	38
Federal Home Loan Bank advances	12	36	12	337
Subordinated debentures	454	-	1,124	-
Total interest expense	9,887	1,326	18,269	6,002
Net interest income	65,263	46,182	233,383	171,074
Provision for credit losses (6)	3,375	(1,900)	10,257	(753)
Net interest income after provision for credit losses	61,888	48,082	223,126	171,827
Non-interest income:
Wealth management and trust services	9,221	7,379	36,111	27,613
Deposit service charges	2,183	1,907	8,286	5,852
Debit and credit card income	5,046	4,012	18,623	13,456
Treasury management fees	2,278	1,871	8,590	6,912
Mortgage banking income	209	1,062	3,210	4,724
Net investment product sales commissions and fees	833	764	3,063	2,553
Bank owned life insurance	545	272	1,597	914
Gain (Loss) on sale of premises and equipment	1,295	(37)	4,369	(78)
Other	1,532	1,374	5,300	3,904
Total non-interest income	23,142	18,604	89,149	65,850
Non-interest expenses:
Compensation	23,398	17,146	86,640	63,034
Employee benefits	3,421	3,189	16,568	13,479
Net occupancy and equipment	3,843	2,667	14,298	9,688
Technology and communication	3,747	2,956	14,897	11,145
Debit and credit card processing	1,470	1,334	5,909	4,494
Marketing and business development	1,544	1,793	5,005	4,150
Postage, printing and supplies	893	714	3,354	2,213
Legal and professional	492	755	2,943	2,583
FDIC Insurance	730	706	2,758	1,847
Amortization of investments in tax credit partnerships	88	52	353	367
Capital and deposit based taxes	799	549	2,621	2,090
Merger expenses	-	-	19,500	19,025
Federal Home Loan Bank early termination penalty	-	-	-	474
Intangible amortization	1,610	276	5,544	770
Loss on disposition of Landmark Financial Advisors	870	-	870	-
Other	3,041	2,435	10,531	6,921
Total non-interest expenses	45,946	34,572	191,791	142,280
Income before income tax expense	39,084	32,114	120,484	95,397
Income tax expense	9,174	7,525	27,190	20,752
Net income	29,910	24,589	93,294	74,645
Less: income attributed to non-controlling interest	93	-	322	-
Net income available to stockholders	$29,817	$24,589	$92,972	$74,645

Net income per share - Basic	$1.02	$0.93	$3.24	$3.00
Net income per share - Diluted	1.01	0.92	3.21	2.97
Cash dividend declared per share	0.29	0.28	1.14	1.10

Weighted average shares - Basic	29,157	26,492	28,672	24,898
Weighted average shares - Diluted	29,428	26,800	28,922	25,156

			December 31,
Balance Sheet Data			2022	2021

Investment securities			$1,617,834	$1,180,298
Loans			5,205,918	4,169,303
Allowance for credit losses on loans			73,531	53,898
Total assets			7,496,261	6,646,025
Non-interest bearing deposits			1,950,198	1,755,754
Interest bearing deposits			4,441,054	4,031,760
Federal Home Loan Bank advances			50,000	-
Subordinated debentures			26,343	-
Stockholders' equity			760,432	675,869
Total shares outstanding			29,259	26,596
Book value per share (1)			$25.99	$25.41
Tangible common equity per share (1)			18.50	20.09
Market value per share			64.98	63.88

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2022 Earnings Release

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Average Balance Sheet Data	2022	2021	2022	2021

Federal funds sold and interest bearing due from banks	$235,448	$699,222	$477,341	$446,783
Mortgage loans held for sale	6,735	12,556	8,835	11,170
Investment securities	1,786,383	1,099,235	1,670,324	898,934
Federal Home Loan Bank stock	10,928	9,376	11,741	10,824
Loans	5,094,356	4,172,676	4,819,124	3,951,257
Total interest earning assets	7,133,850	5,993,065	6,987,365	5,318,968
Total assets	7,559,260	5,935,146	7,438,880	5,626,886
Interest bearing deposits	4,428,582	3,798,666	4,385,393	3,302,262
Total deposits	6,526,440	5,559,577	6,438,606	4,881,057
Securities sold under agreement to repurchase and other short term borrowings	117,138	86,911	122,154	73,130
Federal Home Loan Bank advances	1,087	7,174	274	16,317
Subordinated debentures	26,309	-	21,733	-
Total interest bearing liabilities	4,582,005	3,892,751	4,538,911	3,391,709
Total stockholders' equity	740,007	668,287	738,798	573,261

Performance Ratios
Annualized return on average assets (7)	1.56%	1.52%	1.25%	1.33%
Annualized return on average equity (7)	15.99%	14.60%	12.58%	13.02%
Net interest margin, fully tax equivalent	3.64%	3.07%	3.35%	3.22%
Non-interest income to total revenue, fully tax equivalent	27.56%	28.65%	26.12%	27.74%
Efficiency ratio, fully tax equivalent (4)	51.85%	53.24%	59.30%	59.94%

Capital Ratios
Total stockholders' equity to total assets (1)			10.14%	10.17%
Tangible common equity to tangible assets (1)			7.44%	8.22%
Average stockholders' equity to average assets			9.93%	10.19%
Total risk-based capital			12.54%	12.79%
Common equity tier 1 risk-based capital			11.47%	11.94%
Tier 1 risk-based capital			11.04%	11.94%
Leverage			9.33%	8.86%

Loan Segmentation
Commercial real estate - non-owner occupied			$1,397,346	$1,128,244
Commercial real estate - owner occupied			834,629	678,405
Commercial and industrial			1,230,976	967,022
Commercial and industrial - PPP			18,593	140,734
Residential real estate - owner occupied			591,515	400,695
Residential real estate - non-owner occupied			313,248	281,018
Construction and land development			445,690	299,206
Home equity lines of credit			200,725	138,976
Consumer			139,461	104,294
Leases			13,322	13,622
Credit cards			20,413	17,087
Total loans and leases			$5,205,918	$4,169,303

Asset Quality Data
Non-accrual loans			$14,242	$6,712
Troubled debt restructurings			-	12
Loans past due 90 days or more and still accruing			892	684
Total non-performing loans			15,134	7,408
Other real estate owned			677	7,212
Total non-performing assets			$15,811	$14,620
Non-performing loans to total loans (2)			0.29%	0.18%
Non-performing assets to total assets			0.21%	0.22%
Allowance for credit losses on loans to total loans (2)			1.41%	1.29%
Allowance for credit losses on loans to average loans			1.53%	1.36%
Allowance for credit losses on loans to non-performing loans			486%	728%
Net (charge-offs) recoveries	$(152)	$(1,535)	$1	$(6,176)
Net (charge-offs) recoveries to average loans (5)	0.00%	-0.04%	0.00%	-0.16%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2022 Earnings Release

	Quarterly Comparison
Income Statement Data	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Net interest income, fully tax equivalent (3)	$65,469	$62,608	$57,244	$48,944	$46,328
Net interest income	$65,263	$62,376	$56,984	$48,760	$46,182
Provision for credit losses (6)	3,375	4,803	(200)	2,279	(1,900)
Net interest income after provision for credit losses	61,888	57,573	57,184	46,481	48,082
Non-interest income:
Wealth management and trust services	9,221	9,152	9,495	8,243	7,379
Deposit service charges	2,183	2,179	2,061	1,863	1,907
Debit and credit card income	5,046	4,710	4,748	4,119	4,012
Treasury management fees	2,278	2,221	2,187	1,904	1,871
Mortgage banking income	209	703	1,295	1,003	1,062
Net investment product sales commissions and fees	833	892	731	607	764
Bank owned life insurance	545	516	270	266	272
Gain (Loss) on sale of premises and equipment	1,295	3,074	-	-	(37)
Other	1,532	1,417	1,153	1,198	1,374
Total non-interest income	23,142	24,864	21,940	19,203	18,604
Non-interest expenses:
Compensation	23,398	23,069	22,204	17,969	17,146
Employee benefits	3,421	4,179	4,429	4,539	3,189
Net occupancy and equipment	3,843	3,767	3,663	3,025	2,667
Technology and communication	3,747	3,747	3,984	3,419	2,956
Debit and credit card processing	1,470	1,437	1,665	1,337	1,334
Marketing and business development	1,544	1,244	1,445	772	1,793
Postage, printing and supplies	893	903	825	733	714
Legal and professional	492	774	1,027	650	755
FDIC Insurance	730	847	536	645	706
Amortization of investments in tax credit partnerships	88	88	89	88	52
Capital and deposit based taxes	799	722	582	518	549
Merger expenses	-	-	-	19,500	-
Intangible amortization	1,610	1,610	1,611	713	275
Loss on disposition of Landmark Financial Advisors	870	-	-	-	-
Other	3,041	2,486	2,615	2,389	2,436
Total non-interest expenses	45,946	44,873	44,675	56,297	34,572
Income before income tax expense	39,084	37,564	34,449	9,387	32,114
Income tax expense	9,174	9,024	7,547	1,445	7,525
Net income	29,910	28,540	26,902	7,942	24,589
Less: income attributed to non-controlling interest	93	85	108	36	-
Net income available to stockholders	$29,817	$28,455	$26,794	$7,906	$24,589

Net income per share - Basic	$1.02	$0.98	$0.92	$0.29	$0.93
Net income per share - Diluted	1.01	0.97	0.91	0.29	0.92
Cash dividend declared per share	0.29	0.29	0.28	0.28	0.28

Weighted average shares - Basic	29,157	29,144	29,131	27,230	26,492
Weighted average shares - Diluted	29,428	29,404	29,346	27,485	26,800

	Quarterly Comparison
Balance Sheet Data	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Cash and due from banks	$82,515	$93,948	$88,422	$109,799	$62,304
Federal funds sold and interest bearing due from banks	84,852	235,973	485,447	641,892	898,888
Mortgage loans held for sale	2,606	5,230	10,045	9,323	8,614
Investment securities	1,617,834	1,627,298	1,625,488	1,698,546	1,180,298
Federal Home Loan Bank stock	10,928	10,928	13,811	13,811	9,376
Loans	5,205,918	5,072,877	4,877,324	4,847,683	4,169,303
Allowance for credit losses on loans	73,531	70,083	66,362	67,067	53,898
Goodwill	194,074	202,524	202,524	202,524	135,830
Total assets	7,496,261	7,554,210	7,583,105	7,777,152	6,646,025
Non-interest bearing deposits	1,950,198	2,200,041	2,121,304	2,089,072	1,755,754
Interest bearing deposits	4,441,054	4,300,732	4,427,826	4,656,419	4,031,760
Securities sold under agreements to repurchase	133,342	124,567	161,512	142,146	75,466
Federal funds purchased	8,789	8,970	8,771	8,920	10,374
Federal Home Loan Bank advances	50,000	-	-	-	-
Subordinated debentures	26,343	26,244	26,144	26,045	-
Stockholders' equity	760,432	727,754	747,131	758,143	675,869
Total shares outstanding	29,259	29,242	29,243	29,220	26,596
Book value per share (1)	25.99	$24.89	$25.55	$25.95	$25.41
Tangible common equity per share (1)	18.50	16.98	17.59	17.92	20.09
Market value per share	64.98	68.01	59.82	52.90	63.88

Capital Ratios
Total stockholders' equity to total assets (1)	10.14%	9.63%	9.85%	9.75%	10.17%
Tangible common equity to tangible assets (1)	7.44%	6.78%	7.00%	6.94%	8.22%
Average stockholders' equity to average assets	9.79%	9.92%	9.79%	10.24%	10.43%
Total risk-based capital	12.54%	12.16%	12.27%	12.14%	12.79%
Common equity tier 1 risk-based capital	11.47%	10.69%	10.81%	10.66%	11.94%
Tier 1 risk-based capital	11.04%	11.13%	11.26%	11.12%	11.94%
Leverage	9.33%	8.85%	8.58%	9.34%	8.86%

Stock Yards Bancorp, Inc. Financial Information (unaudited)
Fourth Quarter 2022 Earnings Release

	Quarterly Comparison
Average Balance Sheet Data	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Federal funds sold and interest bearing due from banks	$235,448	$442,880	$561,101	$671,263	$699,222
Mortgage loans held for sale	6,735	8,694	11,303	8,629	12,556
Investment securities	1,786,383	1,769,597	1,741,844	1,321,551	1,099,235
Loans	5,094,356	4,948,898	4,846,013	4,377,930	4,172,676
Total interest earning assets	7,133,850	7,181,781	7,174,072	6,389,882	5,993,065
Total assets	7,559,260	7,661,720	7,651,332	6,872,273	6,406,612
Interest bearing deposits	4,428,582	4,444,983	4,515,563	4,148,716	3,798,666
Total deposits	6,526,440	6,614,263	6,639,458	5,966,178	5,559,577
Securities sold under agreement to repurchase and federal funds purchased	117,138	148,734	149,747	101,075	86,911
Federal Home Loan Bank advances	1,087	-	-	-	7,174
Subordinated debentures	26,309	26,210	26,111	8,052	-
Total interest bearing liabilities	4,582,005	4,619,927	4,691,421	4,257,843	3,892,751
Total stockholders' equity	740,007	760,322	749,445	703,929	668,287

Performance Ratios
Annualized return on average assets (7)	1.56%	1.47%	1.40%	0.47%	1.52%
Annualized return on average equity (7)	15.99%	14.85%	14.34%	4.55%	14.60%
Net interest margin, fully tax equivalent	3.64%	3.46%	3.20%	3.11%	3.07%
Non-interest income to total revenue, fully tax equivalent	27.56%	28.43%	27.71%	28.18%	28.65%
Efficiency ratio, fully tax equivalent (4)	51.85%	51.30%	56.42%	82.61%	53.24%

Loans Segmentation
Commercial real estate - non-owner occupied	$1,397,346	$1,415,180	$1,397,330	$1,397,633	$1,128,244
Commercial real estate - owner occupied	834,629	819,727	787,559	803,181	678,405
Commercial and industrial	1,230,976	1,170,241	1,090,404	1,083,980	967,022
Commercial and industrial - PPP	18,593	19,469	36,767	71,361	140,734
Residential real estate - owner occupied	591,515	557,638	533,577	492,123	400,695
Residential real estate - non-owner occupied	313,248	302,936	293,852	297,127	281,018
Construction and land development	445,690	414,632	372,197	346,372	299,206
Home equity lines of credit	200,725	199,485	192,102	186,024	138,976
Consumer	139,461	138,843	137,278	135,198	104,294
Leases	13,322	13,959	14,611	13,952	13,622
Credit cards	20,413	20,767	21,647	20,732	17,087
Total loans and leases	$5,205,918	$5,072,877	$4,877,324	$4,847,683	$4,169,303

Asset Quality Data
Non-accrual loans	$14,242	$10,580	$7,827	$12,494	$6,712
Troubled debt restructurings	-	-	-	10	12
Loans past due 90 days or more and still accruing	892	32	1,176	300	684
Total non-performing loans	15,134	10,612	9,003	12,804	7,408
Other real estate owned	677	996	7,601	7,156	7,212
Total non-performing assets	$15,811	$11,608	$16,604	$19,960	$14,620
Non-performing loans to total loans (2)	0.29%	0.21%	0.18%	0.26%	0.18%
Non-performing assets to total assets	0.21%	0.15%	0.22%	0.26%	0.22%
Allowance for credit losses on loans to total loans (2)	1.41%	1.38%	1.36%	1.38%	1.29%
Allowance for credit losses on loans to average loans	1.44%	1.42%	1.37%	1.53%	1.29%
Allowance for credit losses on loans to non-performing loans	486%	660%	737%	524%	728%
Net (charge-offs) recoveries	$(152)	$(382)	$(5)	$540	$(1,535)
Net (charge-offs) recoveries to average loans (5)	0.00%	-0.01%	0.00%	0.01%	-0.04%

Other Information
Total assets under management (in millions)	$6,585	$6,293	$6,555	$7,305	$4,801
Full-time equivalent employees	1,040	1,028	1,018	997	820

(1) - The following table provides a reconciliation of total stockholders’ equity in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) to tangible stockholders’ equity, a non-GAAP disclosure. Bancorp provides the tangible book value per share, a non-GAAP measure, in addition to those defined by banking regulators, because of its widespread use by investors as a means to evaluate capital adequacy:
	Quarterly Comparison
(In thousands, except per share data)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Total stockholders' equity - GAAP (a)	$760,432	$727,754	$747,131	$758,143	$675,869
Less: Goodwill	(194,074)	(202,524)	(202,524)	(202,524)	(135,830)
Less: Core deposit and other intangibles	(24,990)	(28,747)	(30,357)	(31,968)	(5,596)
Tangible common equity - Non-GAAP (c)	$541,368	$496,483	$514,250	$523,651	$534,443

Total assets - GAAP (b)	$7,496,261	$7,554,210	$7,583,105	$7,777,152	$6,646,025
Less: Goodwill	(194,074)	(202,524)	(202,524)	(202,524)	(135,830)
Less: Core deposit and other intangibles	(24,990)	(28,747)	(30,357)	(31,968)	(5,596)
Tangible assets - Non-GAAP (d)	$7,277,197	$7,322,939	$7,350,224	$7,542,660	$6,504,599

Total stockholders' equity to total assets - GAAP (a/b)	10.14%	9.63%	9.85%	9.75%	10.17%
Tangible common equity to tangible assets - Non-GAAP (c/d)	7.44%	6.78%	7.00%	6.94%	8.22%

Total shares outstanding (e)	29,259	29,242	29,243	29,220	26,596

Book value per share - GAAP (a/e)	$25.99	$24.89	$25.55	$25.95	$25.41
Tangible common equity per share - Non-GAAP (c/e)	18.50	16.98	17.59	17.92	20.09

(2) - Allowance for credit losses on loans to total non-PPP loans represents the allowance for credit losses on loans, divided by total loans less PPP loans. Non-performing loans to total non-PPP loans represents non-performing loans, divided by total loans less PPP loans. Bancorp believes these non-GAAP disclosures are important because they provide a comparable ratio after eliminating the PPP loans, which are fully guaranteed by the U.S. SBA and have not been allocated for within the allowance for credit losses on loans and are not at risk of non-performance.
	Quarterly Comparison
(Dollars in thousands)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Total Loans - GAAP (a)	$5,205,918	$5,072,877	$4,877,324	$4,847,683	$4,169,303
Less: PPP loans	(18,593)	(19,469)	(36,767)	(71,361)	(140,734)
Total non-PPP Loans - Non-GAAP (b)	$5,187,325	$5,053,408	$4,840,557	$4,776,322	$4,028,569

Allowance for credit losses on loans (c)	$73,531	$70,083	$66,362	$67,067	$53,898
Total non-performing loans (d)	15,134	10,612	9,003	12,804	7,408

Allowance for credit losses on loans to total loans - GAAP (c/a)	1.41%	1.38%	1.36%	1.38%	1.29%
Allowance for credit losses on loans to total loans - Non-GAAP (c/b)	1.42%	1.39%	1.37%	1.40%	1.34%

Non-performing loans to total loans - GAAP (d/a)	0.29%	0.21%	0.18%	0.26%	0.18%
Non-performing loans to total loans - Non-GAAP (d/b)	0.29%	0.21%	0.19%	0.27%	0.18%

(3) - Interest income on a FTE basis includes the additional amount of interest income that would have been earned if investments in certain tax-exempt interest earning assets had been made in assets subject to federal, state and local taxes yielding the same after-tax income.

(4) - The efficiency ratio, a non-GAAP measure, equals total non-interest expenses divided by the sum of net interest income (FTE) and non-interest income. In addition to the efficiency ratio presented, Bancorp considers an adjusted efficiency ratio to be important because it provides a comparable ratio after eliminating net gains (losses) on sales, calls, and impairment of investment securities, as well as net gains (losses) on sales of acquired premises and equipment and disposition of any acquired assets, if applicable, and the fluctuation in non-interest expenses related to amortization of investments in tax credit partnerships and non-recurring merger expenses.
	Quarterly Comparison
(Dollars in thousands)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Total non-interest expenses (a)	$45,946	$44,873	$44,675	$56,297	$34,572
Less: Non-recurring merger expenses	-	-	-	(19,500)	-
Less: Loss on disposition of Landmark Financial Advisors	(870)	-	-	-	-
Less: Amortization of investments in tax credit partnerships	(88)	(88)	(89)	(88)	(52)
Total non-interest expenses - Non-GAAP (c)	$44,988	$44,785	$44,586	$36,709	$34,520

Total net interest income, fully tax equivalent	$65,469	$62,608	$57,244	$48,944	$46,328
Total non-interest income	23,142	24,864	21,940	19,203	18,604
Total revenue - Non-GAAP (b)	88,611	87,472	79,184	68,147	64,932
Less: Gain/loss on sale of acquired premises and equipment	(1,295)	(3,074)	-	-	-
Less: Gain/loss on sale of securities	-	-	-	-	-
Total adjusted revenue - Non-GAAP (d)	$87,316	$84,398	$79,184	$68,147	$64,932

Efficiency ratio - Non-GAAP (a/b)	51.85%	51.30%	56.42%	82.61%	53.24%
Adjusted efficiency ratio - Non-GAAP (c/d)	51.52%	53.06%	56.31%	53.87%	53.16%

(5) - Quarterly net (charge-offs) recoveries to average loans ratios are not annualized.

(6) - Detail of Provision for credit losses follows:
	Quarterly Comparison
(in thousands)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Provision for credit losses - loans	$3,600	$4,103	$(700)	$2,679	$(1,100)
Provision for credit losses - off balance sheet exposures	(225)	700	500	(400)	(800)
Total provision for credit losses	$3,375	$4,803	$(200)	$2,279	$(1,900)

(7) - Return on average assets equals net income divided by total average assets, annualized to reflect a full year return on average assets. Similarly, return on average equity equals net income divided by total average equity, annualized to reflect a full year return on average equity. As a result of the substantial impact of non-recurring items related to the Commonwealth Bancshares and Kentucky Bancshares acquisitions, Bancorp considers adjusted return on average assets and return on average equity ratios important, as they reflect performance after removing certain merger-related sales of premises and equipment, expenses and purchase accounting adjustments.
	Quarterly Comparison
(Dollars in thousands)	12/31/22	9/30/22	6/30/22	3/31/22	12/31/21

Net income attributable to stockholders - GAAP (a)	$29,817	$28,455	$26,794	$7,906	$24,589
Add: Non-recurring merger expenses	-	-	-	19,500	-
Add: Provision for credit losses on acquired loans	-	-	-	4,429	-
Add: Loss on disposition of Landmark Financial Advisors	870	-	-	-	-
Less: Gain/loss on sale of premises and equipment	(1,295)	(3,074)	-	-	-
Less: Tax effect of adjustments to net income	100	738	-	(3,717)	-
Total net income - Non-GAAP (b)	$29,492	$26,119	$26,794	$28,118	$24,589

Total average assets (c)	$7,559,260	$7,661,720	$7,651,332	$6,872,273	$6,406,612

Total average stockholder equity (d )	740,007	760,322	749,445	703,929	668,287

Return on average assets - GAAP (a/c)	1.56%	1.47%	1.40%	0.47%	1.52%
Return on average assets - Non-GAAP (b/c)	1.55%	1.35%	1.40%	1.66%	1.52%

Return on average equity - GAAP (a/d)	15.99%	14.85%	14.34%	4.55%	14.60%
Return on average equity - Non-GAAP (b/d)	15.81%	13.63%	14.34%	16.20%	14.60%

Contact:	T. Clay Stinnett
Executive Vice President,
Treasurer and Chief Financial Officer
(502) 625-0890